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                                                                       Exhibit 1
                                ARBITRATION PROCEEDING
                                MINNEAPOLIS, MINNESOTA

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Peter J. King,
Stephen D. Higgins,
for himself and as
Trustee for the
William B. King Trust and
the Russell S. King Trust,
Jeffrey G. Jacobsen,
Andrew Sall,
Daniel W. Cadwell,
Carrie A. Halvorson,
Thomas W. Kuharski,
Anna M. Miller,
Kelley A. Ross,
James C. Teal,
Denise A. Willhite,
Susan L. Rehberger,
and Barry J. Schwach,

              Claimants,

    v.                       Arbitrator:
                             George F. McGunnigle
Sunrise Leasing Corporation
and its successor Sunrise
Resources, Inc.,

                             Respondents.
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                                  ARBITRATION AWARD

    The above-captioned matter was submitted to the undersigned pursuant to paragraph 10.7 of the Agreement and Plan of Reorganization by and among Sunrise Leasing Corporation and The P.J. King Companies, Inc. d/b/a International Leasing Corporation and Affiliates, dated


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October 14, 1994 (hereinafter "Merger Agreement") and by Submission Agreement of
the parties dated October 17, 1996, for binding arbitration of all disputes, controversies and differences arising out of or in connection with the Merger Agreement.

    Pursuant to the Merger Agreement and the Submission Agreement, hearings were conducted commencing on November 22, 1996, and continuing from time to time on 26 separate days until February 14, 1997. Thereafter, the parties submitted briefs and reply briefs, such that the matter was submitted on March 24, 1997.

    Based upon the pleadings in the arbitration, the testimony and exhibits adduced at hearings, the pre-hearing and post-hearing submissions of the parties, and all the files, records and proceedings herein, I, the undersigned Arbitrator, having been duly sworn, enter the following:

                                        AWARD


    With respect to Claimants' Statement of Claim for Rescission, Reformation and Money Damages ("Statement of Claim"):

    1. Claimants' request for rescission of the Merger Agreement and the Consulting and Noncompetition Agreement is denied.


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    2.   Claimants' alternative request for reformation of the Merger Agreement is denied.

    3. With respect to Counts One, Two, Three, Four and Six of the Statement of Claim, Claimants' requests for relief are denied.

    4. With respect to Count Five of the Statement of Claim, the following relief is granted:

    -- In favor of (i) Peter J. King, (ii) Stephen D. Higgins, as Trustee under the William B. King Stock Trust dated November 21, 1989, for the benefit of William B. King ("WBK Trust"), and (iii) Stephen D. Higgins, as Trustee under the Russell S. King Stock Trust dated November 11, 1989, for the benefit of Russell S. King ("RSK Trust"), (collectively "Indemnifying Shareholders") an award in the aggregate amount of $3,081,413.90, payable in the form of an issuance or transfer of Sunrise Resources, Inc. Common Stock valued at $5.50 per share, or (rounded) 560,257 shares. Said shares shall be awarded to the Indemnifying Shareholders in the same proportion as the shares issued to them on February 13, 1995, as part of the merger transaction.

    --   As to the claims of the remaining Claimants under Count Five:  -0-

    5.   With respect to Claimants' request for attorneys' fees and costs:


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    --   In favor of the Indemnifying Shareholders, an award of reasonable attorneys' fees and costs related to their prosecution of Count Five of the Statement of Claim, payable in the form of an issuance or transfer of Sunrise Resources, Inc. Common Stock valued at $5.50 per share.

    -- Counsel for Claimants shall, no later than June 19, 1997, submit to the undersigned, with a copy to counsel for Respondents, an affidavit setting forth the fees and costs reasonably incurred in connection with the prosecution of Count Five on behalf of the Indemnifying Shareholders, together with a Memorandum, not to exceed five pages in length, explaining Claimants' allocation of fees and expenses to said Count and said Indemnifying Shareholders. Counsel for Respondents shall file a responsive Memorandum, not to exceed five pages in length, no later than 9:30 a.m. on June 23, 1997. The Arbitrator shall keep the record open, and shall retain jurisdiction, for the purpose of entering a Supplemental Award for such attorneys' fees and costs.

    6. Except for the Supplemental Award to be made pursuant to paragraph 5 of this Award, this Award is in full settlement of all claims submitted to this arbitration.


                                            \s\ George F. McGunnigle
                                             -------------------------
                                            George F. McGunnigle
                                            Arbitrator

Subscribed and sworn to before me
this 17th day of June, 1997.


/s/ Sharon Tilden
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